Exhibit 99.1

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Company, Inc. Announces Pricing of

Public Offering of Common Stock

FRANKLIN, Tenn. — (December 15, 2011) — Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced the pricing of a registered public offering of 8,333,333 shares of its common stock at a public offering price of $7.50 per share. Acadia has granted to the underwriters a 30-day option to purchase up to an additional 1,249,999 shares of its common stock to cover overallotments, if any.

Acadia expects to use the net proceeds from the offering principally to fund its acquisition strategy, and otherwise for general corporate purposes, which may include the repayment of debt.

Jefferies & Company, Inc. and Citigroup are acting as joint book-running managers for the offering. Raymond James & Associates, Inc., RBC Capital Markets, LLC and Avondale Partners, LLC are acting as co-managers of the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering of these securities is being made only by means of a prospectus. Copies of the preliminary prospectus and, when available, the final prospectus, may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com or from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Attention: Prospectus Department, by calling (800) 831-9146 or by emailing batprospectusdept@citi.com. The preliminary prospectus and, when available, the final prospectus, may also be obtained on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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ACHC Announces Pricing of Public Offering of Common Stock

December 15, 2011

About Acadia

Founded in December 2005, Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 34 behavioral health facilities with approximately 1,950 licensed beds in 18 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

Although Acadia believes that the expectations reflected in the forward looking statements are reasonable, it cannot guarantee that it will effect the proposed public offering. Accordingly, you should not place undue reliance on these forward-looking statements.

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